Exhibit 10.1

CREDIT AGREEMENT

Between

GUARANTY BANK

(“Lender”)

and

DECORIZE, INC., GUILDMASTER, INC. and FAITH WALK DESIGNS, INC.

(“Borrower”)

$3,000,000 Revolving Secured Credit Facility

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”), is made and entered into effective October 19, 2007, between GUARANTY BANK, a state chartered trust company with banking powers (“Lender”) and DECORIZE, INC., a Delaware corporation, GUILDMASTER, INC., a Missouri corporation, and FAITH WALK DESIGNS, INC., a Missouri corporation (each individually and collectively, the “Borrower”) as follows:

SECTION ONE - DEFINITIONS

As used in this Agreement, capitalized terms not otherwise defined have the following meanings:

1.1 “Account” means all accounts as defined in the Uniform Commercial Code as adopted and in force in the State of Missouri, as amended, contracts, contract rights, chattel paper, instruments and documents, in which Borrower now has or hereafter acquires an interest.

1.2 “Advance” is defined in Section 2.2.

1.3 “Daily Balance” is defined in Section 2.6.

1.4 “Bankruptcy Code” means the Federal Bankruptcy Code (11 U.S.C. Sec. 101, et seq.), as amended.

1.5 “Borrowing Base” means on a revolving basis an amount equal to the sum of: (i) Eighty percent (80%) of Eligible Accounts Receivable plus Fifty percent (50%) of Eligible Inventory.

1.6 “Borrowing Base Certificate” means a certificate in the form of Exhibit 1 duly completed and executed by the Borrower.

1.7 “Business Day” means any day on which the Lender is open for business in Springfield, Missouri.

1.8 “Collateral” means Decorize’s (i) Accounts, accounts receivable, Deposit Accounts, promissory notes and other obligations owed to Decorize that arise from the sale, rental or lease of inventory, goods or other property of Borrower or the rendering of services by Decorize, and all Chattel Paper, Instruments (including Promissory Notes), Documents, drafts, contract rights and acceptances, and other forms of obligations (including but not limited to all obligations that may be characterized as General Intangibles or otherwise under the UCC) respecting the rights of Decorize to the payment of money from others and all other rights to the payment of money; (ii) all Goods and Inventory, and all documents of title at any time evidencing or representing a part thereof, including all inventories of raw materials, work-in-process, finished goods, and merchandise, materials and supplies and all other personal property and assets of every kind and description held for sale, rental or lease or held to be furnished under contracts for services or consumed in Decorize’s business, or in any case held, used or useable in the supply, servicing, advertising, processing, packaging, delivery or shipping of such property; (iii) all Equipment, machinery, tools furniture, and fixtures of every sort and spare parts therefor, whether or not titled or certificated; (iv) all General Intangibles, including Payment Intangibles, all computer programs, data and databases, leases, licenses, claims and causes of action against others (whether in litigation, settlement or otherwise), and tax refunds, and all summaries, compilations, mailing and customer, client or supplier lists, and other supporting evidence records relating to the business, assets, liabilities or capital of Decorize, and all patents, patent applications, trademarks, trademark applications, trade secrets, trade names, service marks, trade styles, and copyrights, designs, prototypes, labels, molds, inventions, improvements, processes, manufacturing techniques, know-how, specifications, in each case whether or not registered, licensed or filed; (v) all rights under all licenses, permits, leases, contracts, governmental approvals, franchises, applications for any of the foregoing, renewals of any of the foregoing, and similar rights or privileges or immunities; (vi) (A) all dividends, cash, securities, instruments and other property from time to time paid, payable or otherwise distributed to Decorize in respect of or in exchange for any shares or other capital stock; (B) any and all distributions made to Decorize in respect of any such shares or capital stock, or trust, partnership or limited liability company interests, whether in cash or in kind, by way of dividends or stock splits, or pursuant to a merger or consolidation or otherwise, or any substitute security issued to Decorize upon conversion, reorganization or otherwise; and (C) any and all other property hereafter delivered to Decorize or Lender in substitution for or in addition to any of the foregoing; (vii) all of Decorize’s property in the possession, custody or control of Lender in any way, whether or not for safekeeping, custody, pledge, transmission, collection or otherwise; (viii) all funds paid to Lender or in transit to any deposit account or fund established by Decorize, and any securities in which such funds may be invested; and (ix) all cash and non-cash proceeds and products of the foregoing, all proceeds from insurance on any of the foregoing, all goodwill associated with the foregoing, all additions and accessions to and replacements and substitutions for any of the foregoing, everything that becomes (or is held for the purpose of being) affixed to or installed in any of the foregoing, and all products, rents, income, dividends, royalties, and profits of or from any of the foregoing. All capitalized terms used and not otherwise defined in this definition of Collateral have the meanings given them in the Uniform Commercial Code as in effect from time to time in the State of Missouri (“UCC”).

1.9 “Compliance Certificate” means a certificate substantially in the form of Exhibit 2.

1.10 “Default” is defined in Section 7.01 of this Agreement.

1.11 “EBITDA” means, on a consolidated basis, the amount of Borrower’s and its consolidated Foreign Subsidiaries’ earnings (excluding all gains and losses caused by foreign currency exchange adjustments) before interest, taxes, depreciation and amortization expense for the measurement period.

1.12 “Eligible Accounts Receivable” means at the time of any determination thereof all Accounts (net of all allowances and reserves for doubtful or uncollectible Accounts and sales adjustments, as determined by Lender in its reasonable credit judgment) that, based on the Borrower’s accounting practices on the date hereof, meet the following criteria at the time of creation and continue to meet the same at the time of such determination:

(a) such Account has been invoiced and not more than ninety (90) days have elapsed since the date of the related invoice;

(b) such Account is denominated in U.S. dollars;

(c) such Account arose in the ordinary course of Borrower’s business;

(d) the sale represented by such Account is not on a bill-and-hold, undelivered sale, sale or return, consignment, sale-on-approval or any other repurchase or return basis;

(e) such Account is owned solely by Borrower and is subject to a perfected first priority security interest in favor of Lender pursuant to the Loan Documents;

(f) no event of death (if the account debtor is an individual), bankruptcy, insolvency or inability to pay creditors generally of the account debtor thereunder has occurred (it being understood that if the Borrower receives notice of any such death, bankruptcy, insolvency or inability to pay creditors, the Borrower shall immediately give the same notice to the Lender);

(g) with respect to such Account, the account debtor (I) is (A) a Person domiciled in the United States or (B) a Person outside of the continental United States that has supplied the Borrower with an irrevocable letter of credit or other credit insurance in form and substance satisfactory to Lender that (x) was issued or confirmed by a financial institution reasonably satisfactory to Lender and (v) has been duly transferred to, or the benefits of which are otherwise enforceable by, Borrower, (II) is not the United States or a State or any agency or instrumentality thereof unless the Borrower duly assigns its rights to payment of such Account to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sec. 3727 et seq.), or the comparable state law, as the case may be, in a manner reasonably satisfactory to Lender and (III) is not an affiliate of Borrower or any of the Foreign Subsidiaries;

(h) such Account complies in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local; and

(i) Lender has not, after consultation with Borrower, notified Borrower that Lender is not reasonably satisfied with the credit standing of the account debtor in relations to the amount of credit extended.

Notwithstanding the foregoing, no Account shall be an Eligible Accounts Receivable if:

(aa) all Accounts of an account debtor when 20% of the outstanding balance is more than ninety (90) days since the date of the related invoice; or

(bb) the portion of an account debtor’s balance that (when combined with account debtor’s remaining balance) exceeds 20% of all Accounts, provided, however, that the Borrower may have one (1) account debtor at any given time with a balance not to exceed 25% of all Accounts if the Borrower promptly notifies Lender of the (I) identity of such account debtor (together with the applicable account debtor balance), and (II) any change in the identity of such account debtor.

1.13 “Eligible Inventory” means such inventory of Borrower which, in Lender’s opinion, (i) is in good, new and saleable condition, (ii) is not obsolete or unmerchantable, (iii) meets the standards imposed by any governmental agency or authority in all material respects, (iv) conforms in all material respects to the warranties and representations set forth in this Agreement and the Loan Documents, (v) is at all times subject to Lender’s duly perfected, first priority security interest and no other Lien, and (vi) is located either (a) in the forty-eight (48) contiguous U.S., or (b) on the water in transit to the U.S., and (vii) Lender deems to be Eligible Inventory in Lender’s reasonable opinion.

1.14 “Environmental Laws” means and includes all present and future federal, state or local laws including the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251, et seq., the Clean Air Act, 42 U.S.C. Sec. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Sec. 2601, et seq., the Safe Drinking Water Act, 42 U.S.C. Sec. 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sec. 11001, et seq., and any so-called “Superfund” or “Super Lien” law, environmental laws administered by the United States Environmental Protection Agency, any similar state and local laws and regulations, all amendments thereto, all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder, in each case relating to environmental, health, safety or land use matters.

1.15 “Event of Default” is defined in Section 7.01 of this Agreement.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

1.17 “Fixed Charges” means for any period of calculation, the sum of (i) all scheduled and unscheduled principal payments on long term Indebtedness of Borrower during such period; (ii) cash interest expense during such period, (iii) capital expenditures for maintenance and repair during such period, (iv) federal, state and local income taxes paid and (v) management fees during such period (whether accrued or paid in cash), all as determined in accordance with generally accepted accounting principles.

1.18 “Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA, to (b) Fixed Charges, all as determined in accordance with generally accepted accounting principles.

1.19 “Foreign Subsidiary” or “Foreign Subsidiaries” means individually or collectively, Westway Enterprises, Ltd., a Hong Kong corporation, and P.T. Niaga Merapi, an Indonesian corporation.

1.20 “Guarantors” means the Foreign Subsidiaries.

1.21 “Indebtedness” means all liability (i) in respect of money borrowed, or (ii) evidenced by a note, debenture (senior and subordinated) or other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under generally accepted accounting principals are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements.

1.22 “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

1.23 “Loan Documents” is defined in Section 3.1

1.24 “Note” shall refer to the Revolving Note (defined in Section 3.1(A) hereof).

1.25 “Obligations” means the obligation of Borrower:

A. Payments of Principal, Interest and Advances. To pay the principal advanced or any interest on the Note and under this Agreement in accordance with their terms and to satisfy all of its other liabilities to Lender, whether under the Note or under this Agreement or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals, and substitutions;

B. Payment of Costs. To reimburse Lender, on demand, for all of Lender’s expenses and costs, including reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder and in connection herewith, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations, notwithstanding the foregoing, Borrower and Lender agree that Borrower’s reimbursement obligations to Lender for third party expenses associated with the preparation of the Loan Documents shall not exceed $10,000;

C. Performance. To fully perform and comply with all covenants, conditions, representations and warranties of Borrower set forth in this Agreement or in any Loan Document.

1.26 “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Borrower or any affiliate may have any liability.

1.27 “Permitted Liens” means:

A. Taxes or Assessments. Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, that are not yet due and payable;

B. Workmen’s Compensation. Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions, or other social security programs;

C. Pledges or Deposits. Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, or surety, appeal, indemnity, performance, or other similar bonds required in the ordinary course of business;

D. Lender’s Liens. Liens in favor of Lender;

E. Contested Matters. The following, if the validity or amount is being contested in good faith by appropriate and lawful proceedings and for which adequate reserves are maintained, so long as levy and execution thereon have been stayed and continue to be stayed and such contested matters do not, in the aggregate, materially detract from the value of the Collateral or property of Borrower, or materially impair the use of the Collateral or property of Borrower in the operation of Borrower’s business:

(1) Claims or Liens for taxes, assessments, or charges due and payable;

(2) Claims, Liens, and encumbrances on, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

(4) Adverse judgments on appeal.

F. Purchase Money Liens. Liens securing a purchase money obligation or Indebtedness arising under capital leases, provided that, in each case, any such Lien (i) attaches only to the specific item(s) of property or asset(s) acquired or financed with the proceeds of the corresponding Indebtedness, and (ii) does not exceed $100,000.

1.28 “Person(s)” means an individual, corporation, joint venture, partnership, trust, limited liability company, unincorporated organization or a government or any agency or political subdivision thereof.

1.29 “Prime Rate” means the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks, as published in the Wall Street Journal. The Prime Rate as of the date of this Agreement is Seven and Three-Quarter Percent (7.75%).

1.30 “Request for Advance” means any request by Borrower for an Advance made in compliance with Section 2.3.

1.31 “Revolving Commitment Amount” means Three Million Dollars ($3,000,000.00) which is the maximum amount of outstanding Senior Indebtedness at any time during the term of this Agreement which the Borrower may borrow and reborrow pursuant to the terms of the Revolving Loan.

1.32 “Maturity Date” means December 31, 2008.

1.33 “Senior Indebtedness” means the outstanding balance of the Obligations at the time of calculation.

1.34 “Subordinated Indebtedness” means all Indebtedness, excluding the Senior Indebtedness, incurred at any time by Borrower, repayment of which is subordinated to the Obligations in form and manner satisfactory to Lender, including but not limited to Indebtedness subject to a Subordination Agreement between Lender and Borrower. All existing Subordinated Indebtedness is specified in Exhibit 3 and Borrower represents and warrants that no Subordinated Indebtedness exists which is not disclosed to Lender and specified on such Exhibit 3.

1.35 “U.S.” means United States of America.

SECTION TWO - THE REVOLVING LOAN

2.1 Revolving Loan Limit. Subject to the terms of this Agreement, Borrower shall have the right from time to time prior to the Maturity Date to borrow an aggregate principal balance not exceeding the lesser of (i) $3,000,000.00, or (ii) the Borrowing Base determined as of the date of the most recent Borrowing Base Certificate delivered to the Lender (“Revolving Loan”).

2.2 Disbursement of the Loan. Lender will credit the proceeds of the Revolving Loan from time to time to Borrower’s deposit account with Lender on the same Business Day requested, if Borrower’s request therefor is received by Lender prior to 3:00 p.m. Springfield, Missouri time or the next Business Day, if Borrower’s request therefor is received by Lender after 3:00 p.m. Springfield, Missouri time. Such credit of Loan proceeds shall sometimes herein be referred to as an “Advance.”

2.3 Requests for Advances under the Revolving Loan. Borrower shall make requests for Advances under the Revolving Loan in writing by delivering (via fax or e-mail) to Lender a Request for Advance in the form attached hereto as Exhibit 4. Each Advance under the Revolving Loan shall be in integrals of $1,000.00. Lender may rely and act on any Request for Advance from any individual who Lender, absent gross negligence or willful misconduct, believes to be a representative of Borrower.

2.4 Use of Revolving Loan Proceeds. The Revolving Loan shall be used by the Borrower solely for (i) the refinancing of existing working capital indebtedness (including the factoring arrangement with Bibby Financial), (ii) the financing of ongoing working capital needs of the Borrower to the extent not inconsistent with the terms of this Agreement, and (iii) the payment of fees and expenses in connection with the closing of the transactions contemplated by this Agreement.

2.5 Payment of Principal. Borrower shall repay the principal amount of the Revolving Loan immediately and without notice or demand: (i) to the extent at any time the aggregate principal amount of the Revolving Loan outstanding hereunder exceeds the Revolving Commitment Amount; (ii) to the extent at any time the aggregate principal amount of the Revolving Loan outstanding hereunder exceeds the Borrowing Base; (iii) upon Acceleration under Section 7.2; and (iv) in any and all events on the Maturity Date.

2.6 Payment of Interest. Interest shall accrue on the aggregate principal amount of the Revolving Loan outstanding from time to time under this Agreement. Borrower shall pay interest on the first (1st) day of each month, commencing on the first (1st) day of the first (1st) month following the date of this Agreement calculated by multiplying the Daily Interest Rate by the balance of the Revolving Loan at the end of each day (the “Daily Balance”) during the immediately preceding calendar month. The “Daily Interest Rate” shall be calculated by dividing the Adjusted Prime Rate in effect from time to time by three hundred sixty (360) days.

2.7 Adjusted Prime Rate. The “Adjusted Prime Rate” shall be the Prime Rate plus the applicable Prime Margin determined from the Pricing Table contained herein.

2.8 Prime Margin. Commencing on the date of this Agreement and continuing until Lender’s receipt of the Borrower’s first Compliance Certificate, the Prime Margin shall be 1.5%. Commencing on the first Business Day following the Lender’s receipt of a Compliance Certificate, the Prime Margin shall be determined as follows:

Pricing Table
If the ratio of Borrower’s Senior Indebtedness to EBITDA (for the four fiscal quarter period of Borrower most recently ended) is:	The Prime Margin is:
Greater than or equal to 0.0 and less than 3.0	0.00%
Greater than or equal to 3.0 and less than 4.0	0.50%
Greater than or equal to 4.0 and less than 5.0	1.50%
Greater than or equal to 5.0 and less than 6.0	1.75%
Greater than or equal to 6.0 or less than 0.0 or undefined	2.50%

The applicable Prime Margin shall be re-determined by Lender promptly after each delivery by Borrower to Lender of Borrower’s Financial Statements (and accompanying Compliance Certificate) as required herein, and will become applicable on the first Business Day following Lender’s receipt of the applicable Compliance Certificate.

2.9 Time of Accrual. Interest shall accrue on all principal amounts outstanding from the date when first outstanding to the date when no longer outstanding. Amounts shall be deemed outstanding until payments are applied thereto as provided herein.

2.10 Computation. Interest shall be computed for the actual days elapsed over a year deemed to consist of 360 days.

2.11 Rate After Maturity or After an Event of Default. Borrower shall pay interest on any Loans after their Maturity, and, at the option of Lender, after declaration of an Event of Default, at a rate per annum of two percent (2.0%) plus the interest rate otherwise applicable thereto.

2.12 Right of Setoff. If an Event of Default exists, Lender may charge against any deposit, savings, investment or other account of Borrower at Lender as due all or any part of any Obligation due whether in the nature of a regular monthly installment, by reason of acceleration due to default, or otherwise.

SECTION THREE - CONDITIONS PRECEDENT

3.1 First Advance. Borrower shall execute and/or deliver to Lender, as appropriate, prior to the closing and disbursement of the first Advance hereunder, the following, each of which together with this Agreement, immediately upon execution and delivery shall be considered a “Loan Document” hereunder:

A. Note. A duly executed promissory note in the amount of the Revolving Loan and in form satisfactory to Lender (“Revolving Note”);

B. Security Agreement. A duly executed security agreement in form reasonably satisfactory to Lender (“Security Agreement”) covering the Collateral and granting the Lender a first priority lien in any and all items of Collateral pledged as security for the Loan;

C. Landlord’s Consent and Waiver. Executed copies of the Landlord Consent and Waiver from all landlords who lease any real property to the Borrower, if any;

D. Authorizing Resolution. A certified copy of resolutions of Borrower’s (including its Subsidiaries’) boards of directors, members or partners, as applicable, authorizing the execution, delivery, and performance of each Loan Document to be delivered pursuant hereto, together with certified articles of formation, organization, by-laws, operating agreements and/or partnership agreements as are appropriate;

E. Good Standing Certificate. A certificate, as of the most recent dates practicable, of the Secretary of State of the State of organization of the Borrower as to the good standing of each Borrower and of the Secretary of State of the State of Missouri as to the qualification of Decorize, Inc. to do business in the State of Missouri;

F. UCC Financing Statements. Acknowledgment copies of filed financing statements from the Borrower, as debtor, to the Lender, as secured party, covering the Collateral, from such jurisdictions as the Lender deems necessary or desirable to perfect its security interest in the Collateral all of which financing statements Borrower authorizes the Lender to file;

G. Subordinate Loan Documents. Copies of all documents evidencing the terms and conditions of any debt specified as “Subordinated Indebtedness” on Exhibit 3;

H. Subordination Agreements. Executed copies of all Subordination Agreements required by the Lender;

I. Guaranty Agreement. Executed copy of the Guaranty Agreement signed by the Foreign Subsidiaries.

J. Deposit Account Control Agreement. Executed copy of the Deposit Account Control Agreement signed by Bank of America, N.A., Borrower and Lender.

K. Life Insurance. Copies of the life insurance policy described in Section 6.1(D);

L. Insurance Policies. The Lender shall have received evidence satisfactory to it that the insurance described in Section 6.1(D) is in effect and that the Lender has been named as additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower constituting the Collateral;

M. Payment of Fees. Borrower shall have paid all fees and other closing or like costs and expenses of Lender which Borrower is obligated to pay hereunder, including but not limited a non-refundable loan fee in the amount of Fifteen Thousand and 00/100 Dollars ($15,000.00), provided, however, that the costs payable by Borrower in connection with the origination of this Loan (i.e., attorney fees, loan documentation costs, recording fees, etc.) shall not exceed $10,000.00.

N. Opinion of Counsel. A written opinion of the Borrowers’ counsel, as of the date of this Agreement and addressed to the Lender, in form reasonably satisfactory to the Lender, and containing assumptions and qualifications customary for this type of loan transaction, to the effect that:

(1) Each Borrower is a corporation organized, existing, and in good standing under the laws of its state of incorporation and, with respect to Decorize, Inc., is qualified as a foreign corporation to transact business and is in good standing in the State of Missouri;

(2) Each Borrower has the power to execute and deliver the Loan Documents to which it is a party, to borrow money thereunder, to grant the Collateral required thereunder, and to perform the obligations thereunder;

(3) All corporate action by each Borrower, all consents and approvals of any governmental entity, necessary to the validity of each Loan Document to which it is a party, the Loan Documents, and such other documents do not conflict with any provision of the charter or bylaws of each Borrower, or of any applicable laws or any other material agreement binding on each Borrower or its property of which such counsel has knowledge; and

(4) The Loan Documents, and all other agreements to be delivered hereunder have been executed by, and each is a valid and binding obligation of, each Borrower, enforceable in accordance with its terms.

O. Other Items. Such other agreements, documents and assurances as the Lender may reasonably request in connection with the transactions described in or contemplated by the Loan Documents or as deemed necessary or desirable by the Lender to perfect its security interest in any Collateral.

3.2 First and Subsequent Advances. The obligation of Lender to make any Loan hereunder is subject to the following conditions precedent:

A. No Default. No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time, or both, would be an Event of Default, under any Loan Document or this Agreement;

B. No Material Adverse Change. No material adverse change shall have occurred in the financial condition of any Borrower since the date of this Agreement;

C. No Action. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in the Lender's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents;

D. Representations and Warranties. The representations and warranties contained in Section 5 shall be true and correct in all material respects as of the date of each Advance as though made on and as of such date;

E. Loan Documents in Effect. All of the Loan Documents are and shall have remained in full force and effect;

F. Borrowing Base Certificate. Borrower shall have delivered to Lender a current monthly Borrowing Base Certificate;

G. Legal Matters. All legal matters relating to this Agreement and each Loan shall be satisfactory to counsel to Lender.

3.3 Incorporation of this Agreement. All Loan Documents currently outstanding and in existence and all Loan Documents entered into from and after the day of this Agreement by and between Borrower and Lender shall be subject to the terms and conditions of this Agreement which is hereby deemed to be incorporated therein by reference.

SECTION FOUR - COLLATERAL SECURITY

4.1 Composition of the Collateral. The Collateral, together with all of Borrower’s other property of any kind held by Lender, shall stand as one general, continuing, collateral security for all Obligations and may be retained by Lender until all Obligations have been satisfied in full.

4.2 Rights in Property held by Lender. As security for the prompt satisfaction of all Obligations, Borrower assigns, transfers, and sets over to Lender all of its right, title and interest in and to, and grants Lender a Lien on and a security interest in, all amounts that may be owing from time to time by Lender to Borrower in any capacity, including, but not limited to, any balance or share belonging to Borrower, or any deposit or other account with Lender, which Lien and security interest shall be independent of and in addition to the right of setoff that Lender has as against such amounts. This shall be a continuing assignment.

4.3 Rights in Property held by Borrower. As further security for the prompt satisfaction of all Obligations arising under this Agreement, Borrower assigns to Lender all of its right, title and interest in and to, and grants Lender a Lien on and a security interest in, the Collateral and Borrower agrees to immediately execute any necessary documents to assign to Lender and grant Lender a security interest in any new or replacement Collateral.

4.4 Priority of Liens. The Borrower covenants and agrees and represents and warrants that the Liens granted hereby or by any Loan Document shall be first and prior Liens except for any Permitted Liens that may have priority.

4.5 Financing Statements. Borrower authorizes Lender to file such financing statements (including amendments and continuation statements) in form satisfactory to Lender, as Lender may from time to time specify, agrees to pay to or reimburse Lender for all costs and taxes of filing or recording the statements in such public offices as Lender may designate (but, when coupled with all other costs payable by Borrower in connection with the origination of this Loan (i.e., attorney fees, loan documentation costs, recording fees, etc.), such costs, taxes and other payments shall not exceed $10,000), and agrees to take such other steps as Lender may direct, including the noting of Lender’s Lien on the Collateral and on any certificates of title therefor, to perfect Lender’s interest in the Collateral. In addition to the foregoing, and not in limitation thereof, a copy of this Agreement or any Security Agreement executed hereunder shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof, and, to the extent lawful, Borrower hereby grants Lender an irrevocable power of attorney (without requiring Lender to act as such and which shall be deemed to be coupled with an interest) to execute any financing statements in the name of Borrower, and to perform all other acts that Lender deems appropriate to preserve and continue its security interest in, and to protect and preserve, the Collateral.

4.6 Mortgagees’ and Landlords’ Waivers. Borrower will cause each mortgagee of all real estate owned by Borrower and each landlord of premises leased by Borrower to execute and deliver to Lender instruments, in form and substance satisfactory to Lender, by which such mortgagee or landlord waives its rights, if any, to all goods composing a part of the Collateral.

4.7 Operating and Lockbox Accounts. Borrower shall maintain its principal operating and cash management accounts (including without limitations, lockbox account) with Lender or such other financial institution as Lender shall approve in its reasonable discretion as to which the Lender is hereby granted a security interest and right of set off (the “Approved Operating Accounts”).

Borrower shall ensure that all collections of its Accounts and all other payments received by Borrower from account debtors and other Persons are paid and delivered directly into the Approved Operating Accounts. To the extent that any Accounts are collected by Borrower or any other cash payments received by Borrower are not sent directly to an Approved Operating Account but are received by Borrower, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within five (5) Business Days) to an Approved Operating Account. Borrower acknowledges and agrees that compliance with the terms of this Section 4.7 is an essential term of this Agreement and upon Borrower’s failure to comply with the terms of this Section 4.7, Lender may, in its discretion, declare an Event of Default.

SECTION FIVE - REPRESENTATIONS AND WARRANTIES

5.1 Original. To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender (“Borrower Representations and Warranties”) as follows:

A. Good Standing. Each Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation; each Foreign Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its country of incorporation; Borrower and the Foreign Subsidiaries have the lawful power to own their properties and to engage in the business they conduct, and each is qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary, except those states in which the failure to qualify or maintain good standing would not reasonably be expected to have a material adverse effect on Borrower’s ability to perform its obligations under this Agreement;

B. No Default. Borrower is not in default with respect to any of its existing Indebtedness, and the making and performance of this Agreement and the Loan Documents will not immediately or with the passage of time, or the giving of notice, or both violate the charter or bylaw provisions of Borrower, or violate any laws applicable to Borrower or result in a default under any material contract or agreement to which Borrower is a party or by which Borrower or its property is bound, or result in the creation or imposition of any security interest in, or Lien or encumbrance on, any of the assets of Borrower, except in favor of Lender;

C. Power and Authority. Borrower has the corporate power and authority to enter into and perform this Agreement, the Note, and the Loan Documents, and to incur such obligations, and has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, the Note, and the Loan Documents;

D. Binding and Enforceable. This Agreement and the Loan Documents are, and each Loan Document when delivered will be, valid, binding and enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles;

E. Approval of Governmental Bodies. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Loan Documents or the exercise by the Lender of its rights thereunder, including, without limitation, the sale or other disposition of any of the Collateral;

F. No Litigation. There is no pending or, to the knowledge of Borrower, threatened, order, notice, claim, litigation, proceeding or investigation against or affecting Borrower, whether or not covered by insurance, that would materially and adversely affect the business or prospects of Borrower if adversely determined;

G. Marketable Title. Borrower has good and marketable title to all of their assets, which are not subject to any security interest, encumbrance, Lien or claim of any Person, except for Permitted Liens;

H. Priority. Lender has a perfected first priority lien in the Collateral subject to no other liens or claims except for Permitted Liens.

I. Financial Statement. All financial statements of the Borrower which have been furnished to the Lender fairly present the financial condition of the Borrower, as of the dates reflected on the financial statements, and fairly present the results of its operations for the period covered thereby, all in accordance with GAAP. As of the date of this Agreement, there has been no material change in such conditions or such operations since the most recent financial statements submitted to the Lender;

J. No Debt. As of the date of this Agreement, Borrower has no material Indebtedness of any nature, including, but not limited to, liabilities for taxes and any interest or penalties relating thereto, any contingent liabilities or any material Indebtedness of any nature, not fully reflected and reserved against in the financial statements provided to Lender;

K. Business. Borrower is not a party to or subject to any agreement or restriction that would reasonably be expected to have a material adverse effect on Borrower's business, properties or prospects.

L. Licenses, Permits, etc. Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other Person. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

M. Laws and Taxes. Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency. Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes. Borrower has paid all taxes which are now due and payable. To Borrower’s knowledge, no taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on this date.

N. Hazardous Materials. To Borrower’s knowledge, the Borrower has duly complied in all material respects with all Environmental Laws and all of its facilities, leaseholds, assets and other property are in compliance with all Environmental Laws. There are no outstanding or, to Borrower’s knowledge, threatened citations, notices or orders of noncompliance issued to the Borrower or relating to its facilities, leaseholds, assets or other property. The Borrower has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity.

O. Subsidiaries and Partnerships. Borrower has no subsidiaries and is not a party to any partnership agreement or joint venture agreement except as set forth on Exhibit 5.

P. No Omissions. No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

Q. Use of Proceeds. The proceeds of the Revolving Loan shall be used solely for the purposes set forth in Section 2.4;

R. No Additional Consents. Each consent, approval or authorization of, or filing, registration, or qualification with, any Person required to be obtained or effected by Borrower in connection with the execution and delivery of this Agreement, the Loan Documents, or the undertaking or performance of such obligations, has been obtained or effected;

S. Leases, Contracts or Commitments. Except as described in Exhibit 6 (“Material Leases, Contracts or Commitments”), Borrower has no Material Lease, Contract, or Commitment of any kind; a Material Lease, Contract or Commitment shall be defined as any such obligations requiring payments by Borrower in excess of Fifty Thousand Dollars ($50,000.00) per year or having a total cost to Borrower in excess of One Hundred Thousand Dollars ($100,000.00); to Borrower’s knowledge, all parties to all such Material Leases, Contracts, or Commitments to which Borrower is a party have complied with provisions of such Material Leases, Contracts, or Commitments, to Borrower’s knowledge, no party is in default under any such Material Leases, Contracts, or Commitments, and no event has occurred that, but for the giving of notice or the passage of time, or both, would constitute a default; and

T. Investment Company Act; Public Utility Holding Company Act. Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

U. Regulations U, G, T and X. No part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Federal Reserve Regulations G, T, U or X.

V. Transactions with Foreign Subsidiaries; Loans to Insiders. Each Borrower shall not enter into or be a party to any transaction or arrangement, including the purchase, sale or exchange of property of any kind or the rendering of any service with any other Borrower or Foreign Subsidiary, or make any loans or advances to any other Borrower or Foreign Subsidiary, in each case on terms more favorable than could be obtained with independent third parties. Further, Borrower shall not directly or indirectly (a) fund a personal loan to or for the benefit of a director or executive officer of Borrower, other than travel expense advances and company credit card advances in the ordinary course of business, or (b) take any action in violation of or otherwise prohibited by or fail to take any action required by, the Sarbanes-Oxley Act of 2002.

W. Pension Plan. Any Pension Plan maintained by Borrower is in full compliance in all material respects with applicable governmental laws and regulations (including, without limitation, ERISA) and there are no current enforcement or investigative actions or proceedings associated with such Pension Plans.

5.2 Survival. All of the representations and warranties set forth herein shall survive and be continuing representations and warranties until all Obligations to Lender are satisfied in full.

SECTION SIX - BORROWER’S COVENANTS

Borrower covenants and agrees with Lender that, until any of its Obligations arising under this Agreement are fully satisfied, Borrower will comply with the following covenants (“Covenants”):

6.1 Affirmative Covenants.

A. Periodic Reports. Borrower will furnish Lender:

(1) Monthly Borrowing Base Certificate, Inventory and Accounts Receivable Report. By the fifteenth (15th) day of each calendar month: a Borrowing Base Certificate prepared as of the last day of the immediately preceding calendar month; and a complete listing of all inventory of Borrower and an updated list of accounts receivable including aging monthly;

(2) Monthly Financials. As soon as available and in any event within 30 days after the end of each month of each fiscal year of the Borrower, an internally prepared balance sheet of the Borrower as of the end of such month and internally prepared income statements as of the end of such month and for the fiscal year-to-date, each certified by the Borrower's chief financial officer;

(3) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, final audited financial statements (as described above but including a statement of changes in financial position) as of the end of such fiscal year of the Borrower audited by independent certified accountants satisfactory to the Lender and a copy of any management, operation or other letter or correspondence from such accountant to the Borrower in connection therewith; and

(4) Compliance Certificate. Within thirty (30) days after the end of each fiscal quarter of the Borrower, a certificate of the president or principal financial officer of Borrower stating that (i) he or she has individually reviewed the provisions of this Agreement and that a review of the activities of Borrower during such quarterly period, has been made by or under the supervision of the signer of such certificate with a view to determine whether Borrower has kept, observed, performed, and fulfilled all its Obligations under this Agreement, (ii) a computation of each of the financial ratios and restrictions as set forth in the Compliance Certificate attached hereto as Exhibit 2, and (iii) that, to the best of his or her knowledge, no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, specifying all such Events of Default.

B. Maintenance of Collateral, Property. Borrower will maintain the Collateral, including but not limited to Lender’s priority security interest in the Collateral, as well as their personal properties in good condition and repair (normal wear and tear excepted); will pay and discharge or will cause to be paid and discharged when due, the cost of repairs and maintenance of the same; and will pay or cause to be paid all rental or mortgage payments due on such real estate. Borrower agrees that in the event it fails to pay or cause to be paid any such payment, Lender may notify Borrower in writing of Lender’s intention to pay same and unless Borrower makes such payment within five (5) days of such notice, Lender may do so and on demand be reimbursed therefor by Borrower.

C. Use of Proceeds. The proceeds of the Revolving Loan will be used solely for the purposes set forth in Section 2.4.

D. Insurance. At its own cost, Borrower shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Lender’s interest in the Collateral, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as loss payee under a lender loss payable endorsement satisfactory to Lender, and (iii) shall provide for thirty (30) days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

E. Life Insurance. Maintain life insurance in an aggregate amount of $4,000,000.00, insuring the life of Steven R. Crowder with the Borrower, SRC Corporation, Quest Capital Alliance, LLC and Capital Investors named as beneficiaries therein.

F. Payment of Taxes. Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles.

G. Compliance with Laws. Borrower shall comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws and the Sarbanes-Oxley Act of 2002, in all respects material to Borrower’s business, assets or prospects and shall promptly notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law. Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law, except where the failure to so maintain such licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights would not materially or adversely affect the actual or prospective business, financial condition or operations of the Borrower.

H. Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations.

I. Further Assurances. Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary and requested by Lender from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

J. Books and Records; Inspection; Lender Audits. Maintain complete and accurate books and financial records in accordance with GAAP; no more than once a year unless an Event of Default exists, during normal working hours that does not otherwise unnecessarily interfere with Borrower’s business, permit the Lender and persons designated by the Lender to visit and inspect its properties and to conduct any environmental tests or audits thereon, to inspect its books and financial records (including its journals, orders, receipts and correspondence which relates to its Accounts), and to discuss its affairs, finances and Accounts and operations with its directors, officers, employees and agents and its independent public accountants; and permit the Lender and persons designated by the Lender to perform audits of such books and financial records when and as requested by the Lender.

K. Preservation of Business and Corporate Existence. Carry on and conduct its principal business substantially as it is now being conducted; maintain in good standing its existence and its right to transact business in those states in which it is now or may hereafter be doing business; and maintain all licenses, permits and registrations necessary to the conduct of its business (except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations would not materially and adversely affect the actual or prospective business, financial condition or operations of the Borrower)

L. Collection of Accounts Receivable. Borrower will collect its Accounts and sell its inventory only in the ordinary course of business.

M. Accounts Records. Borrower will keep accurate and complete records of its Accounts, inventory, and equipment, consistent with sound business practices.

N. Notice to Lender of Litigation. Borrower will give immediate notice to the Lender of any litigation or proceeding in which any of them is a party, if an adverse decision therein would require them to pay over more than One Hundred Thousand Dollars ($100,000.00) or deliver assets, the value of which exceeds such sum, provided such claim is not covered by insurance, is defended by an insurance company under a reservation of rights or exceeds the limits of coverage of any insurance policy, and the institution of any other suit or proceeding involving any of them that might materially and adversely affect their operations, financial condition, property, or business.

O. Copies of Tax Returns. Within twenty (20) days after Lender’s request therefor, Borrower will furnish Lender with copies of federal income tax returns filed by Borrower.

P. Pay Other Obligations. Borrower will pay when due (or within applicable grace periods) all Indebtedness due any Person, except when the amount is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside or if such amount is otherwise subject to Subordinated Indebtedness where payments are restricted or otherwise not allowed in certain circumstances. If Borrower defaults in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, Lender shall have the right, in its discretion, to pay such interest or principal for the account of Borrower and be reimbursed by Borrower on demand.

Q. Notify Lender of Default. Borrower will notify Lender immediately if any of them becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that, with the giving of notice or passage of time, or both, could become an Event of Default, or of the failure of Borrower to observe any of their respective undertakings under this Agreement.

R. Notify Lender of Change of Address. Borrower will notify Lender thirty (30) days in advance of any change in the location of any of their places of business or of the establishment of any new, or the discontinuance of any existing, place of business.

S. Notify Lender of Change in Senior Management. Borrower will notify Lender contemporaneously of any change in the officers, directors or senior management of the Borrower.

T. Environmental Compliance. Borrower shall comply with Environmental Laws relating to the Collateral or the conduct of Borrower’s business. Borrower shall immediately remove and dispose of in compliance with Environmental Laws any hazardous substances located on or about Borrower’s business premises in violation of Environmental Laws. Borrower shall indemnify and hold Lender harmless (with attorneys satisfactory to Lender) from any and all costs and expenses, including attorney’s fees, suffered or incurred by Lender arising out of or in connection with, whether directly or indirectly, any breach or violation of any Environmental Law.

U. Loans. All shareholder loans are to be subordinated. Borrower is prohibited from making loans to its employees or entering into any guarantee for the benefit of any third party.

V. Inspection of Collateral. Borrower shall give Lender reasonable access to the Collateral.

W. Financial Covenants.

(1) Minimum Fixed Charge Coverage Ratio. Commencing with the four quarters ending September 30, 2007, the ratio of Borrower’s EBITDA to Borrower’s Fixed Charges for each four-quarter period then ended during the term of this Agreement, shall not be less than 1.0.

(2) Maximum Ratio of Senior Indebtedness to EBITDA (Leverage Ratio). Commencing with the four quarters ending September 30, 2007, the ratio of Borrower’s Senior Indebtedness to EBITDA for each four-quarter period then ended during the term of this Agreement, calculated as of the last day of each such period, shall not be greater than 6.0.

(3) Distributions. Borrower shall not directly or indirectly declare or make, or incur any liability to make, any cash dividend or other payment to shareholders of Borrower that relate to such shareholder's ownership in Borrower; provided, that this Section 6.1(W)(3) shall not be deemed to limit or otherwise prohibit Borrower from paying any indebtedness or other amounts due and owing from Borrower to any shareholder that is otherwise permitted pursuant to this Agreement.

(4) Limitation on Operating Leases and Capital Expenditures. Without the prior written consent of the Lender, no Borrower shall make any capital expenditures in excess of $100,000, or lease real or personal property requiring in the aggregate rental payments in excess of $100,000 in any consecutive four (4) quarter period.

6.2 Negative Covenants.

A. No Name Change or Merger. Borrower will not change its corporate name, enter into any merger, consolidation, reorganization or recapitalization, reclassify its capital stock or permit a change of control in the Borrower.

B. No Sale of Assets out of Ordinary Cause. Borrower will not sell, transfer, lease or otherwise dispose of all, or (except in the ordinary course of business) any material part of, its assets.

C. No Pledge of Assets. Borrower will not mortgage, pledge, grant, or permit to exist a security interest in or Lien on any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens.

D. No Guarantees. Borrower will not become liable, directly or indirectly, as guarantor or otherwise, for any obligation of any other Person.

E. No Debt. Borrower will not incur, create, assume, or permit to exist any Indebtedness except:

(1) The Senior Indebtedness;

(2) Subordinated Indebtedness as set forth in Exhibit 3;

(3) trade indebtedness incurred in the ordinary course of business;

(4) Indebtedness secured by Permitted Liens;

(5) Lease obligations permitted by this Agreement.

F. Payments on Subordinated Indebtedness. Borrower will not, directly or indirectly, make any principal or cash interest payment on Subordinated Indebtedness that, after giving effect to such principal or cash interest payment when added to the Fixed Charges, would result in a Fixed Charge Coverage Ratio of less than 1.0.

G. No New Subsidiaries. Without the prior written approval of Lender, which approval will not be unreasonably withheld, Borrower will not form any subsidiary or make any investment in, or make any loan in the nature of an investment to, a Person if and to the extent that after giving effect thereto, such formation, investment or loan results in a breach of Borrower’s covenants in Section 6.1(W)(1) (Minimum Fixed Charge Coverage Ratio) or Section 6.1(W)(2) (Maximum Ratio of Senior Indebtedness to EBITDA (Leverage Ratio)).

H. No Acquisitions. Without the prior written approval of Lender, which approval will not be unreasonably withheld, Borrower will not purchase or otherwise acquire (in one transaction or a series of transactions) any stock or assets of any other Person.

I. No Loans to Insiders. Each Borrower will not make any loan or advance to any officer, shareholder, director, or employees of another Borrower or a Foreign Subsidiary, except temporary advances in the ordinary course of business.

J. No Lease Financing. Borrower will not make payments on account of Lease Financing of assets that, in the aggregate, in any fiscal year, commencing with the current fiscal year, exceed $100,000.00. As used in this paragraph, the term “Lease Financing” means a lease reflected on a consolidated balance sheet of Borrower and its Foreign Subsidiaries or a lease that should be so reflected under generally accepted accounting principles.

K. Notice of Leases. Borrower agrees to promptly notify the Lender of any Lease in excess of $100,000, undertaken by Borrower during the term of this Agreement and further agrees to promptly provide Lender with an executed copy of such Lease. “Lease” as used in this paragraph shall mean a lease that is not reflected on a consolidated balance sheet of Borrower and its Foreign Subsidiaries and should not be so reflected under generally accepted accounting principles.

L. Compensation - Salary. Borrower is prohibited from paying total compensation to its officers and directors in excess of reasonable compensation or that is not otherwise commensurate with past practices or for companies similarly situated with Borrower.

M. Investments. Unless specifically permitted by Lender, Borrower is prohibited from holding any investments which (i) are not guaranteed by the United States (Treasury obligations); or (ii) are not issued by financial institutions that are insured by the FDIC or have capital in excess of $25,000,000.

N. Conflicting Agreements; Default. Borrower will not enter into any agreement any term or condition of which conflicts with any provision of this Agreement or the other Loan Documents, or default under any material agreement with any other Person.

O. Prepayments. Other than Indebtedness to Lender or Borrower’s trade creditors, Borrower is prohibited from prepaying any other Indebtedness; provided, however, Borrower may make prepayments on shareholder loans to the Borrower as long as such prepayment(s) do not cause, directly or indirectly, the Fixed Charge Coverage ratio to exceed 1.0.

P. Transactions with Affiliates and Foreign Subsidiaries. Each Borrower is prohibited from entering into transactions with any of its Foreign Subsidiaries or affiliates, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with a Person not an affiliate.

SECTION SEVEN - DEFAULT

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default or Default under this Agreement:

A. Monetary Default. Borrower shall fail to pay within three (3) business days after being due any installment of principal or interest, or any fee or charge payable hereunder or under any Loan Document.

B. Nonmonetary Default. Borrower shall fail to observe or perform any covenant, representation or warranty to be observed or performed by them hereunder or under any of the Loan Documents (other than those covenants, representations and warranties covered by other subparagraphs of this Paragraph), and this failure shall continue for thirty (30) days after written notice of the failure from the Lender.

C. Default to Third Persons. Borrower shall fail to pay any Indebtedness in excess of $100,000 due to any third Persons or an event of default occurs with respect to any Indebtedness, and this failure shall continue beyond any applicable grace period.

D. False Financial Statements. Any financial statement, representation, warranty, or certificate made or furnished by Borrower to Lender in connection with this Agreement, or as inducement to Lender to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Lender, shall be materially false, incorrect, or incomplete when made.

E. Material Adverse Change in Borrower’s Condition. There shall occur a cessation of a material part of the business of the Borrower for a period which materially and adversely affects the Borrower's capacity to continue its business on a profitable basis; or the Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by the Borrower which is necessary to the continued or lawful operation of its business; or the Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which the Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any material part of the Collateral shall be taken through condemnation or the value of such Collateral shall be materially impaired through condemnation.

F. Enforceability of Loan Documents. Any of the Loan Documents ceases for any reason to be in full force and effect or any Lien created under any Loan Documents ceases to constitute a valid first priority perfected Lien (subject only to Permitted Liens) on the Collateral in accordance with the terms thereof

G. Borrower Challenge to Loan Documents. The Borrower shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any lien granted to the Lender.

H. Violation of Laws. Borrower shall violate and/or fail to comply in all material respects with all federal, state and local laws, regulations and orders applicable to Borrower, its assets or the Collateral, including but not limited to all Environmental Laws, ERISA, the Sarbanes-Oxley Act of 2002 or the any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970).

I. Inability to Pay Debts. Borrower shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of it or any of its creditors.

J. Bankruptcy. Proceedings in Bankruptcy, or for reorganization of Borrower, or for the readjustment of any of their respective debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against Borrower and shall not be discharged within sixty (60) days of their commencement, or any such proceeding shall be commenced by Borrower.

K. Appointment of Receiver. A receiver or trustee shall be appointed for Borrower or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower, and the receiver or trustee shall not be discharged within sixty (60) days of his or her appointment, or the proceedings shall not be discharged within sixty (60) days of their commencement, or Borrower shall discontinue business or materially change the nature of its business.

L. Adverse Judgment. Borrower shall suffer final judgments, whether by a court of competent jurisdiction or by arbitration, for payment of money aggregating in excess of $100,000 and shall not discharge the same within a period of sixty (60) days, unless, pending further proceedings, execution has been effectively stayed.

M. Repossession of Collateral. A judgment creditor of Borrower shall obtain possession of any of the Collateral by any means, including but without limitation, garnishment, levy, distraint, replevin, or self help.

N. Default by Subordinate Lenders. Any obligee of Subordinated Indebtedness shall fail to comply with the subordination provisions of the instruments evidencing the Subordinated Indebtedness.

O. Notice of Federal Tax Lien. The filing against Borrower of any notice of federal tax lien and Borrower’s failure to discharge or contest in good faith such lien within sixty (60) days after Borrower’s knowledge thereof.

7.2 Acceleration. Immediately, and without notice, on the occurrence of an Event of Default, all Obligations, whether hereunder or under any Loan Document, shall, at the option of Lender, immediately become due and payable without further action of any kind and Lender shall be under no obligation to make any further or additional Loan or advance hereunder.

7.3 Remedies. After any acceleration, Lender shall have, in addition to the rights and remedies given to it by this Agreement and the Loan Documents, all those rights and remedies allowed by all applicable laws, including, but not limited to, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, Lender, immediately and without demand of performance and without other notice (except as specifically required by this Agreement or the Loan Documents) or demand whatsoever to Borrower, all of which are hereby expressly waived, and, without advertisement, may sell at public or private sale, or otherwise realize on, at a time and place convenient to Lender, the whole, or from time to time, any part of the Collateral, or any interest that Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses, including all reasonable expenses for legal services, Lender shall apply such proceeds towards the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable laws. Notice of any sale or other disposition shall be given to Borrower at least ten (10) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrower hereby agrees shall be reasonable notice of such sale or other disposition. Borrower agrees to assemble, or cause to be assembled, at its own expense the Collateral at such place or places as Lender shall designate. At any such sale or other disposition, Lender, to the extent permissible under applicable laws, may purchase the whole or any part of the Collateral, free from any right of redemption on the part of Borrower, which right is hereby waived and released. Without limiting the generality of any of the rights and remedies conferred on Lender under this paragraph, Lender, to the full extent permitted by applicable laws after acceleration of the Obligations, may:

A. Repossession. Enter on the premises of Borrower, exclude therefrom Borrower or any affiliate, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction;

B. Use Collateral. At Lender’s option, use, operate, manage, and control the Collateral in any manner;

C. Collect Income. Collect and receive all rents, income, revenue, earnings, issues, and profits of Borrower arising out of or in connection with the Collateral; and

D. Maintain Collateral. Maintain, repair, renovate, alter, or remove the Collateral as Lender may determine in its discretion.

SECTION EIGHT - MISCELLANEOUS

8.1 Construction of Agreement. As used herein, the singular shall include the plural and the masculine shall include the feminine and neuter and vice versa, as the context so requires. The provisions of this Agreement shall be in addition to those of any guaranty, pledge, security agreement, note, or other evidence of liability held by Lender, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent Lender from enforcing any or all other notes, guaranty, pledge, or security agreements in accordance with their respective terms.

8.2 Joint and Several Liability. If there is more than one Borrower hereunder, Obligations hereunder shall be joint and several.

8.3 Successors and Assigns. This Agreement shall be binding on Borrower, its successors and assigns, and shall inure to the benefit of and be enforceable by the Lender, its successors and assigns (including, without limitation, any entity to which the Lender assigns or sells all or any portion of its interest in the Loan).

8.4 Further Assurances. From time to time, Borrower shall execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Agreement and be informed of Borrower’s status and affairs.

8.5 Enforcement and Waiver by Lender. Lender shall have the right at all times to enforce the provisions of this Agreement and the Loan Documents in strict accordance with their terms, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times. The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

8.6 Expenses of Lender. Borrower, on demand, will reimburse Lender for all expenses, including the reasonable fees and expenses of legal counsel for Lender, incurred by Lender in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the Loan Documents, and the collection or attempted collection of the Note. Notwithstanding the foregoing, Borrower and Lender agree that the costs payable by Borrower in connection with the origination of the Loan (i.e., attorney fees, loan documentation costs, recording fees, etc.) shall not exceed $10,000.

8.7 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person, or, if sent by certified mail, postage prepaid, return receipt requested, or if sent by overnight delivery, or if sent by facsimile, as follows, unless such address is changed by written notice similarly delivered:

A. If to Borrower:	Decorize, Inc.
1938 E. Phelps
Springfield, Missouri 65802
Attn.: BJ Montle
Facsimile: (417) 879-3330

With copy to:	Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
Attn: M. Christopher Miller
Facsimile: (214) 922-4144

B. If to Lender:	Guaranty Bank
1341 W. Battlefield
Springfield, Missouri 65807
Attn.:Doug Thornsberry, Senior Vice President
Facsimile: (417) 520-6074

With copy to:	Blackwell Sanders, LLP
901 St. Louis Street, Ste. 1900
Springfield, Missouri 65806
Attn.: Richard E. Walters
Facsimile: (417) 268-4040

8.8 Waiver and Release by Borrower. To the maximum extent permitted by applicable laws, Borrower waives: (i) protest of all commercial paper at any time held by the Lender on which the Borrower is in any way liable; and (ii) notice of acceleration and of intention to accelerate, and notice and opportunity to be heard, after acceleration in the manner provided in this Agreement, before exercise by Lender of the remedies of self-help, set off, or of other summary procedures permitted by any applicable laws or by any agreement with Borrower, and, except when required hereby or by any applicable laws, notice of any other action taken by Lender; and

8.9 Governing Law. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Missouri.

8.10 Binding Effect. This Agreement shall inure to the benefit of, and shall be binding on, the respective successors and permitted assigns of the parties.

8.11 Assignment. Borrower has no right to assign any of its rights or obligations under this Agreement without the prior, express, and written consent of Lender, which consent Lender may withhold in its sole discretion.

8.12 Entire Agreement. This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding on either party except to the extent incorporated in this Agreement.

8.13 Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

8.14 Paragraph Headings. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

8.15 Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions of this Agreement are severable.

8.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

8.17 Terms Generally. All capitalized terms used and not otherwise defined herein shall have the meanings given them in the UCC.

8.18 WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A JURY TRIAL IN ANY CONTROVERSY ARISING UNDER THIS AGREEMENT OR UNDER ANY OF THE LOAN DOCUMENTS. BORROWER SHALL, IF DIRECTED BY LENDER, FILE EVIDENCE OF THIS WAIVER WITH A COURT OF COMPETENT JURISDICTION IN COMPLIANCE WITH MISSOURI SUPREME COURT RULE 69.01(b), AND IF BORROWER FAILS TO FILE SUCH EVIDENCE WITHIN FIVE (5) DAYS AFTER THE LENDER’S REQUEST, BORROWER HEREBY GRANTS TO THE LENDER AN IRREVOCABLE POWER OF ATTORNEY (WHICH SHALL BE DEEMED TO BE COUPLED WITH AN INTEREST) TO FILE EVIDENCE OF THIS WAIVER WITH A COURT OF COMPETENT JURISDICTION IN ORDER TO EFFECT THIS WAIVER AS PROVIDED IN MISSOURI SUPREME COURT RULE 69.01(b).

8.19 CHOICE OF FORUM. SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE, BORROWER AND LENDER HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT OF THE WESTERN DISTRICT OF MISSOURI AND THE STATE COURTS OF MISSOURI LOCATED IN GREENE COUNTY AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN LENDER AND BORROWER OR THE CONDUCT OF ANY OF THEM IN CONNECTION WITH THIS NOTE OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING, BORROWER AND LENDER ACKNOWLEDGE THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by an authorized representative effective on the date recited above.

LENDER:

GUARANTY BANK, a state chartered trust company with banking powers

By:	/s/ Douglas W. Thornsberry
Name:	Douglas W. Thornsberry
Title:	Senior Vice President

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an authorized representative effective on the date recited above.

BORROWER:

DECORIZE, INC., a Delaware corporation

By:	/s/ Steve Crowder
Name:	Steve Crowder
Title:	President and CEO

GUILDMASTER, INC., a Missouri corporation

By:	/s/ Steve Crowder
Name:	Steve Crowder
Title:	President and CEO

FAITH WALK DESIGNS, INC., a Missouri corporation

By:	/s/ Gaylen Ball
Name:	Gaylen Ball
Title:	Secretary

EXHIBIT 1
Borrowing Base Certificate

To: Guaranty Bank

Please refer to the Credit Agreement dated as of October 19, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) between DECORIZE, INC., a Delaware corporation, GUILDMASTER, INC., a Missouri corporation, and FAITH WALK DESIGNS, INC., a Missouri corporation (each individually and collectively, the “Borrower”), and GUARANTY BANK, a state chartered trust company with banking powers (the “Lender”). This certificate (this “Certificate”), together with supporting calculations attached hereto as Exhibit 1-A, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Borrower hereby certifies and warrants to the Lender that: (i) at the close of business on ______________, ____ (the “Calculation Date”), the Borrowing Base was $_____________, computed as set forth on the schedule attached hereto as Exhibit 1-A; and (ii) the Company has kept, observed, performed, and fulfilled all its Obligations under the Credit Agreement, (iii) and all of Borrower’s Representations and Warranties are true and correct in all material respects, and (iv) and that no Event of Default has occurred.

The Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

BORROWER:

DECORIZE, INC., a Delaware corporation

By:
Name:
Title:

GUILDMASTER, INC., a Missouri corporation

By:
Name:
Title:

FAITH WALK DESIGNS, INC., a Missouri corporation

By:
Name:
Title:

EXHIBIT 1-A

Borrowing Base Calculation

1)	Total Accounts Receivable

2)	Less: Ineligible Accounts

a.	All account balances more than 90 days from original invoice date (Section 1.12(a)):

b.	All accounts of account debtors with ≥ 20% of outstanding balance more than 90 days from original invoice date (Section 1.12(aa)):

c.	The portion of each account debtor’s outstanding balance that (when combined with account debtor’s remaining balance) exceeds 20% of Line 1 above (Section 1.12(bb)):

d.	Account debtor and account balance not subject to the immediately preceding exclusion in (c) above:

e.	Ineligible for all other reasons (Section 1.12 (a through i)):

f.	Total Ineligible Accounts (a + b + c - d + e)

3)	Eligible Accounts Receivable (Line 1 minus Line 2(f))

4)	Accounts Receivable Borrowing Base (Line 3 multiplied by 0.8)

5)	Total Inventory

6)	Less: Inventory reserves (shrinkage, damage, obsolescence, etc.)

7)	Net Inventory (Line 5 minus Line 6)

8)	Less: Ineligible Inventory (Section 1.13)

9)	Eligible Inventory (Line 7 minus Line 8)

10)	Inventory Borrowing Base (Line 9 multiplied by 0.5)

11)	Total Borrowing Base (Line 4 plus Line 10)

12)	Revolving Line of Credit Balance

13)	Line 11 minus Line 12:

a.	If a positive number: Borrowing Base Availability

or,

b.	If a negative number: Required Repayment

EXHIBIT 2

Compliance Certificate

To: Guaranty Bank, as Lender

Ladies and Gentlemen:

This Compliance Certificate is being delivered pursuant to Section 6.1(A)(4) of the Credit Agreement dated as of October 19, 2007 (the “Credit Agreement”), among GUARANTY BANK, a state chartered trust company with banking powers (“Lender”) and DECORIZE, INC., a Delaware corporation, GUILDMASTER, INC., a Missouri corporation, and FAITH WALK DESIGNS, INC., a Missouri corporation (each individually and collectively, the “Borrower”). Terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower hereby certifies and warrants to the Lender that the following is a true and correct computation as of the date of this Compliance Certificate of the following ratios and/or financial restrictions contained in the Credit Agreement:

A.	Section 6.1(W)(1) - Minimum Fixed Charge Coverage Ratio

1.	EBITDA	$________

2.	Fixed Charges	$________

	a.	Cash Interest Expense	$________

	b.	Scheduled and unscheduled principal
	payments on long term Indebtedness		$________

	c.	Capital expenditures for maintenance and repair	$________

	d.	Federal, state and local income taxes paid	$________

	e.	Management fees (whether accrued or paid in cash)	$________

3.	Ratio of (1) to (2)	____ to 1

B.	Section 6.1(W)(2) - Maximum Senior Indebtedness to EBITDA Ratio

1.	Senior Indebtedness	$________

2.	EBITDA	$________

3.	Ratio of (1) to (2)	____ to 1

C.           Section 6.1(W)(4) - Capital Expenditures

1.             Capital Expenditures for the
last four (4) Fiscal Quarters      $__________

Borrower further certifies to you that no Event of Default has occurred and is continuing.

Borrower has caused this Compliance Certificate to be executed and delivered by its duly authorized officer on _________, ____.

BORROWER:

DECORIZE, INC., a Delaware corporation

By:
Name:
Title:

GUILDMASTER, INC., a Missouri corporation

By:
Name:
Title:

FAITH WALK DESIGNS, INC., a Missouri corporation

By:
Name:
Title:

EXHIBIT 3

Subordinated Indebtedness

EXHIBIT 4

Request for Advance
(Revolving Loan)

To:	Guaranty Bank
From:	Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc.
(each individually and collectively, the “Borrower”)

This Request for Advance is delivered pursuant to the Credit Agreement (the “Credit Agreement”) dated October 19, 2007, by and among GUARANTY BANK, a state chartered trust company with banking powers (“Lender”) and DECORIZE, INC., a Delaware corporation, GUILDMASTER, INC., a Missouri corporation, and FAITH WALK DESIGNS, INC., a Missouri corporation (each individually and collectively, the “Borrower”). All terms used herein shall have the meaning set forth in the Credit Agreement.

Borrower hereby gives irrevocable notice of a request for a borrowing as follows:

Request for borrowing under Revolving Line of Credit Balance:	$_________________
Plus: Previous Revolving Line of Credit Balance:	$_________________
Equals: New Revolving Line of Credit Balance:	$_________________

The Borrower hereby represents, warrants, ratifies and confirms that, on the date hereof and as of the date of the Advance as set forth above, (i) Borrower has kept, observed, performed, and fulfilled all its Obligations under the Credit Agreement, (ii) and all of Borrower’s Representations and Warranties are true and correct in all material respects, (iii) and that no Event of Default has occurred, (iv) that all information contained in this Request for Advance is true and correct and (v) that the new revolving line of credit balance amount set forth above does not exceed the lessor of: (a) $3,000,000.00, or (b) the Borrowing Base.

EXECUTED this ______ day of _______________, 20___.

BORROWER:

DECORIZE, INC., a Delaware corporation

By:
Name:
Title:

GUILDMASTER, INC., a Missouri corporation

By:
Name:
Title:

FAITH WALK DESIGNS, INC., a Missouri corporation

By:
Name:
Title:

EXHIBIT 5

Subsidiaries and Partnerships

1.	GuildMaster, Inc., a Missouri corporation, 100% owned domestic subsidiary.

2.	Faith Walk Designs, Inc., a Missouri corporation, 100% owned domestic subsidiary

3.	Westway Enterprises, Ltd., 100% owned foreign subsidiary, located in Guangdong, China.

4.	P.T. Niaga Merapi, a 100% owned foreign subsidiary, located in Yogyakarta, Indonesia.

EXHIBIT 6

Material Leases, Contracts or Commitments

None.